Exhibit 4.10

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED FOR VALUE UNLESS THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND SUCH LAWS COVERING SUCH SECURITIES, OR THE COMPANY RECEIVES AN OPINION OF COUNSEL ACCEPTABLE TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

WARRANT

TO PURCHASE SHARES OF COMMON STOCK
OF
HUNTER BATES MINING CORPORATION
(D/B/A STANDARD GOLD)

THIS CERTIFIES THAT, for good and valuable consideration, ____________________ (the “Holder”) is entitled to subscribe for and purchase from Hunter Bates Mining Corporation (d/b/a Standard Gold), a Minnesota corporation (the “Company”), _______________________ (__________) fully paid and nonassessable shares of the Common Stock of the Company at the price of One Dollar ($1.00) per share (the “Warrant Exercise Price”), subject to the antidilution provisions of this Warrant.  This Warrant shall be exercisable from and after the date of this Warrant, and shall remain exercisable up to and including 5:00 p.m. Minneapolis, Minnesota, time on the fifth anniversary of such date (the “Expiration Date”).  The shares which may be acquired upon exercise of this Warrant are referred to herein as the “Warrant Shares.”  As used herein, the term “Holder” means the original Holder, any party who acquires all or a part of this Warrant as a registered transferee of the original Holder, or any record holder or holders of the Warrant Shares issued upon exercise, whether in whole or in part, of the Warrant.  As used herein, the term “Common Stock” means and includes the Company’s presently authorized common stock, and shall also include any capital stock of any class of the Company hereafter authorized which shall not be limited to a fixed sum or percentage in respect of the rights of the Holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution, or winding up of the Company.  As used herein, the “Share Exchange” shall mean the proposed share exchange transaction with Princeton Acquisitions, Inc., a public reporting company which is quoted on the Over-the-Counter Bulletin Board (“Princeton”) or other merger or business combination which results in the surviving company filing periodic reports pursuant to Section 13 or 15(d) of the Exchange Act.

This Warrant is subject to the following provisions, terms and conditions:

1.           Exercise.  Subject to the provisions of Section 3 hereof, the rights represented by this Warrant may be exercised by the Holder hereof at any time after the Warrant is exercisable, but prior to its expiration, in whole or in part (but not as to a fractional share of Common Stock), by written notice of exercise (in the form attached hereto) delivered to the Company at the principal office of the Company prior to the Expiration Date and accompanied or preceded by the surrender of this Warrant along with a check in payment of the Warrant Exercise Price for such shares.

2.           Exchange and Replacement.  Subject to Sections 1 and 8 hereof, this Warrant is exchangeable upon the surrender hereof by the Holder to the Company at its office for new Warrants of like tenor and date representing in the aggregate the right to purchase the number of Warrant Shares purchasable hereunder, each of such new Warrants to represent the right to purchase such number of Warrant Shares (not to exceed the aggregate total number purchasable hereunder) as shall be designated by the Holder at the time of such surrender. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction, or mutilation of this Warrant, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon surrender and cancellation of this Warrant, if mutilated, the Company will make and deliver a new Warrant of like tenor, in lieu of this Warrant.  This Warrant shall be promptly canceled by the Company upon the surrender hereof in connection with any exchange or replacement.  The Company shall pay all expenses, taxes (other than stock transfer taxes), and other charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 2.

3.           Issuance of the Warrant Shares.

(a)           The Company agrees that the shares of Common Stock purchased hereby shall be and are deemed to be issued to the Holder as of the close of business on the date on which this Warrant shall have been surrendered and the payment made for such Warrant Shares as aforesaid.  Subject to the provisions of the next section, certificates for the Warrant Shares so purchased shall be delivered to the Holder within a reasonable time, not exceeding fifteen (15) days after the rights represented by this Warrant shall have been so exercised, and, unless this Warrant has expired, a new Warrant representing the right to purchase the number of Warrant Shares, if any, with respect to which this Warrant shall not then have been exercised shall also be delivered to the Holder within such time.

(b)           Notwithstanding the foregoing, however, the Company shall not be required to deliver any certificate for Warrant Shares upon exercise of this Warrant except in accordance with exemptions from the applicable securities registration requirements or registrations under applicable securities laws.  Such Holder shall also provide the Company with written representations from the Holder and the proposed transferee satisfactory to the Company regarding the transfer or, at the election of the Company, an opinion of counsel reasonably satisfactory to the Company to the effect that the proposed transfer of this Warrant or disposition of shares may be effected without registration or qualification (under any Federal or State law) of this Warrant or the Warrant Shares.  Upon receipt of such written notice and either such representations or opinion by the Company, such Holder shall be entitled to transfer this Warrant, or to exercise this Warrant in accordance with its terms and dispose of the Warrant Shares, all in accordance with the terms of the notice delivered by such Holder to the Company, provided that an appropriate legend, if any, respecting the aforesaid restrictions on transfer and disposition may be endorsed on this Warrant or the certificates for the Warrant Shares.  Nothing herein, however, shall obligate the Company to effect registration under federal or state securities laws, except as provided in Section 10.  The Holder agrees to execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemption relied upon by the Company, or the registration made, for the issuance of the Warrant Shares.

4.           Covenants of the Company.  The Company covenants and agrees that all Warrant Shares will, upon issuance, be duly authorized and issued, fully paid, nonassessable, and free from all taxes, liens, and charges with respect to the issue thereof except for all taxes, liens and charges imposed by the Holder.  The Company further covenants and agrees that during the period within which the rights represented by this Warrant may be exercised, the Company will at all times have authorized and reserved for the purpose of issue or transfer upon exercise of the subscription rights evidenced by this Warrant a sufficient number of shares of Common Stock to provide for the exercise of the rights represented by this Warrant.

5.           Antidilution Adjustments.  The provisions of this Warrant are subject to adjustment as provided in this Section 5.

(a)         The Warrant Exercise Price shall be adjusted from time to time such that in case the Company shall hereafter:

(i)	pay any dividends on any class of stock of the Company payable in Common Stock or securities convertible into Common Stock;

(ii)	subdivide its then outstanding shares of Common Stock into a greater number of shares; or

(iii)	combine outstanding shares of Common Stock, by reclassification or otherwise;

then, in any such event, the Warrant Exercise Price in effect immediately prior to such event shall (until adjusted again pursuant hereto) be adjusted immediately after such event to a price (calculated to the nearest full cent) determined by dividing (a) the number of shares of Common Stock outstanding immediately prior to such event, multiplied by the then existing Warrant Exercise Price, by (b) the total number of shares of Common Stock outstanding immediately after such event (including the maximum number of shares of Common Stock issuable in respect of any securities convertible into Common Stock), and the resulting quotient shall be the adjusted Warrant Exercise Price per share.  An adjustment made pursuant to this Subsection shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.  If, as a result of an adjustment made pursuant to this Subsection, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted Warrant Exercise Price between or among shares of such classes of capital stock or shares of Common Stock and other capital stock.  All calculations under this Subsection shall be made to the nearest cent or to the nearest 1/100 of a share, as the case may be.  If, at any time as a result of an adjustment made pursuant to this Subsection, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the Warrant Exercise Price of such other shares so receivable upon exercise of any Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in this Section 5.

(b)         Upon each adjustment of the Warrant Exercise Price pursuant to Section 5(a) above, the Holder of each Warrant shall thereafter (until another such adjustment) be entitled to purchase at the adjusted Warrant Exercise Price the number of shares, calculated to the nearest full share, obtained by multiplying the number of shares specified in such Warrant (as adjusted as a result of all adjustments in the Warrant Exercise Price in effect prior to such adjustment) by the Warrant Exercise Price in effect prior to such adjustment and dividing the product so obtained by the adjusted Warrant Exercise Price.

(c)         In case of any consolidation or merger to which the Company is a party, other than (i) the Share Exchange or (ii) a merger or consolidation in which the Company is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company), there shall be no adjustment under Subsection (a) of this Section but the Holder of each Warrant then outstanding shall have the right thereafter to convert such Warrant into the kind and amount of shares of stock and other securities and property which such Holder would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale, or conveyance had such Warrant been converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale, or conveyance and in any such case, if necessary, appropriate adjustment (as determined by the Board of Directors of the Company in its sole discretion) shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of any Holders of the Warrant, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable on the exercise of the Warrant.  The provisions of this Subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.  In the event of the Share Exchange, the Holder acknowledges and agrees that the Warrant shall remain exercisable at the terms set forth herein, and, subject to appropriate adjustment (as determined by the Board of Directors of the Company in its sole discretion), no adjustment shall be made pursuant to this Section 5 and the exercise price of the Warrant shall not be otherwise adjusted.

(d)         Upon any adjustment of the Warrant Exercise Price, then and in each such case, the Company shall within ten (10) days after the date when the circumstances giving rise to the adjustment occurred give written notice thereof, by first-class mail, postage prepaid, addressed to the Holder as shown on the books of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of this Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

6.           Right to Call and Redeem.  If (a) the closing bid price of the Company’s Common Stock on the Over-the-Counter Bulletin Board (or other market, exchange or listing service) remains at or above $2.00 per share (as appropriately adjusted for stock splits, stock dividends, stock combinations or the like) for a period of twenty (20) consecutive trading days, and (b) there is an effective registration statement for the Common Stock underlying the Warrants or such stock is eligible for sale under Rule 144 of the Securities Act of 1933, as amended (the “1933 Act”), then the Company shall have the right, at any time upon thirty (30) days’ prior written notice, to call and redeem all or any portion of this Warrant (in any such case, the “Call Right”).  The Company shall exercise the Call Right by delivering written notice to the Holder, indicating the Company’s exercise of the Call Right described herein and the date such redemption shall take place absent a valid exercise of the Warrant (the “Redemption Date”).  Upon the Company’s exercise of the Call Right, the purchase price for such redemption shall equal one-tenth of One Cent ($0.001) per share issuable hereunder and redeemed pursuant to the Call Right.  Notwithstanding the foregoing, the Holder shall be entitled to exercise all or any portion of the Warrant, pursuant to the terms set forth in this Warrant, prior to the Redemption Date.

7.           No Voting Rights. This Warrant shall not entitle the Holder to any voting rights or other rights as a shareholder of the Company.

8.           Notice of Transfer of Warrant or Resale of the Warrant Shares.

(a)          Subject to the sale, assignment, hypothecation, or other transfer restrictions set forth in Section 1 hereof, the Holder, by acceptance hereof, agrees to give written notice to the Company before transferring this Warrant or transferring any Warrant Shares of such Holder’s intention to do so, describing briefly the manner of any proposed transfer.  Promptly upon receiving such written notice, the Company shall present copies thereof to the Company’s counsel and to counsel to the original purchaser of this Warrant. If in the opinion of each such counsel the proposed transfer may be effected without registration or qualification (under any federal or state securities laws), the Company, as promptly as practicable, shall notify the Holder of such opinion, whereupon the Holder shall be entitled to transfer this Warrant or to dispose of Warrant Shares received upon the previous exercise of this Warrant, all in accordance with the terms of the notice delivered by the Holder to the Company; provided that an appropriate legend may be endorsed on this Warrant or the certificates for such Warrant Shares respecting restrictions upon transfer thereof necessary or advisable in the opinion of counsel to the Company and satisfactory to the Company to prevent further transfers which would be in violation of the 1933 Act and applicable state securities laws; and provided further that the Holder and prospective transferee or purchaser shall execute such documents and make such representations, warranties, and agreements as may be required solely to comply with the exemptions relied upon by the Company for the transfer or disposition of the Warrant or Warrant Shares.

(b)         If, in the opinion of either of the counsel referred to in this Section 8, the proposed transfer or disposition of this Warrant or such Warrant Shares described in the written notice given pursuant to this Section 8 may not be effected without registration or qualification of this Warrant or such Warrant Shares, the Company shall promptly give written notice thereof to the Holder, and the Holder will limit its activities in respect to such as, in the opinion of both such counsel, are permitted by law.

9.           Fractional Shares.  Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where the Holder would, except for the provisions of this Section, be entitled under the terms hereof to receive a fractional share, the Company shall, upon the exercise of this Warrant for the largest number of whole shares then called for, pay a sum in cash equal to the sum of (a) the excess, if any, of the “Fair Market Value” (as defined below) of such fractional share over the proportional part of the Warrant Exercise Price represented by such fractional share, plus (b) the proportional part of the Warrant Exercise Price represented by such fractional share.  For purposes of this Warrant, “Fair Market Value” shall be determined as follows (as applicable):  (a) if the Common Stock is traded on an exchange or is quoted on The Nasdaq Stock Market, then the average closing or last sale prices, respectively, reported for the date of conversion; (b) if the Common Stock is traded in the over-the-counter market, then the average of the closing bid and asked prices reported on the date of conversion; (c) if the Common Stock is not publicly traded and there has been a bona fide sale for cash on an arm’s-length basis within 45 days prior to the conversion date of such Common Stock by the Company privately to one or more investors unaffiliated with the Company (a “Qualifying Sale”), then such most recent sales price; or (d) if the Common Stock is not publicly traded and there has been no Qualifying Sale, then fair market value of such stock will be determined by the Company’s board of directors, acting in good faith utilizing customary business valuation criteria and methodologies (without discount for lack of marketability or minority interest).

10.         Miscellaneous.  Whenever reference is made herein to the issue or sale of shares of Common Stock, the term “Common Stock” shall include any stock of any class of the Company other than preferred stock with a fixed limit on dividends and a fixed amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company.

All shares of Common Stock or other securities issued upon the exercise of the Warrant shall be validly issued, fully paid and non-assessable, and the Company will pay all taxes due and payable by the issuer in respect of the issuance thereof.

Notwithstanding anything contained herein to the contrary, the holder of this Warrant shall not be deemed a Shareholder of the Company for any purpose whatsoever until and unless this Warrant is duly exercised.

Neither this Warrant nor any term hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing signed by the part against which enforcement of the change, waiver, discharge or termination is sought.

This Warrant shall be governed by and construed in accordance with the laws of the State of Minnesota without regard to its conflicts-of-law provisions.

IN WITNESS WHEREOF, Hunter Bates Mining Corporation has caused this Warrant to be signed by its duly authorized officer effective as of ________________, 2009.

Hunter Bates Mining Corporation

By:
Name:
Title: